EXHIBIT 99.6

Grant Agreement for a

Restricted Stock Grant under the

Mattel 1996 Stock Option Plan

This is a Grant Agreement between Mattel, Inc. (the “Company”) and the individual (the “Holder”) named in the Notice of Grant of Restricted Stock (the “Notice”) attached hereto as the cover page of this Grant Agreement.

Recitals

The Company has adopted the Mattel 1996 Stock Option Plan (the “Plan”) for the granting to selected employees of awards based on shares of Common Stock of the Company. In accordance with the terms of the Plan, the Committee has approved the execution of this Grant Agreement between the Company and the Holder. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan.

Restricted Stock

1. Grant. The Company grants to the Holder the number of shares of Common Stock set forth in the Notice (the “Shares”), subject to forfeiture and to the restrictions set forth in Section 2 below during the period (the “Restricted Period”) beginning on the effective date of the grant (the “Grant Date”), as specified in the Notice, and ending as provided below in this Grant Agreement. The Company and the Holder acknowledge that the Shares (a) are being granted hereunder in exchange for the Holder’s agreement to provide services to the Company after the Grant Date, for which the Holder will otherwise not be fully compensated, and which the Company deems to have a value at least equal to the aggregate par value of the Shares, and (b) will be forfeited by the Holder if the Holder’s employment terminates before they vest, and are subject to cancellation if the Holder engages in certain conduct detrimental to the Company, as more fully set forth in this Grant Agreement and the Plan.

2. Restrictions. During the Restricted Period, the Holder may not assign or alienate his or her interest in the Shares. Otherwise, the Holder shall have all of the rights of a stockholder of the Company with respect to the Shares during the Restricted Period, including the right to vote the shares and to receive any dividends and distributions with respect thereto; provided, that the Committee may determine that the Holder will not receive a dividend or distribution made in connection with an event described in Section 18 of the Plan (whether or not an adjustment under Section 18 of the Plan is made to the Shares in connection with that event); and provided, further, that any dividend or distribution in the form of Common Stock or other property other than cash shall be held subject to the same restrictions and other terms and conditions as the Shares.

3. Normal Vesting. The Restricted Period shall end and the Shares shall vest on the first anniversary of the Grant Date, unless the Holder’s Severance has previously occurred, and subject to Section 6 below.

4. Consequences of Severance. The following are the consequences for the Shares of the Holder’s Severance before the first anniversary of the Grant Date:

i. If the Severance occurs because of the Holder’s death, then the Restricted Period shall end and the Shares shall vest on the date of death, and ownership of the Shares shall be transferred to the Holder’s beneficiary or beneficiaries (as designated in the manner determined by the Committee), or if no beneficiary is so designated or if no beneficiary survives the Holder, then the Holder’s administrator, executor, personal representative, or other person to whom the Shares are transferred by means of the Holder’s will or the laws of descent and distribution (such beneficiary, beneficiaries or other person(s), the “Holder’s Heir”).

ii. If the Severance occurs because of the Holder’s becoming Disabled, the Restricted Period shall end and the Shares shall vest on the date of Severance, subject to Section 6 below.

iii. If the Severance is for any other reason, the Shares shall be forfeited on the date of Severance.

5. Consequences of Vesting; Tax Withholding. As soon as practicable after the Shares vest, the Company shall (i) issue or cause to be delivered to the Holder (or the Holder’s Heir, as applicable) one or more unlegended stock certificates representing the Shares that have vested, or (ii) cause the restrictions associated with the book entry for the Shares to be removed; provided, that the Company shall withhold therefrom Shares having a Fair Market Value, on the date of vesting, equal to the amount necessary to satisfy the minimum required withholding of federal, state and local taxes (but rounding up to the nearest whole number of Shares).

6. Cancellation of Grants. The Holder specifically acknowledges that notwithstanding any other provision of this Grant Agreement, this Option is subject to the provisions of Section 20 of the Plan, entitled “Cancellation of Grants,” which can cause the forfeiture of the Shares, before or after the end of the Restricted Period. As an additional condition to the vesting of the Shares other than upon the Holder’s death, the Holder shall certify on a form provided by the Committee that he or she is in compliance with the terms and conditions of the Plan, including Section 20 thereof, entitled “Cancellation of Grants,” as of the last day of the Restricted Period.

7. Assignability. Except as may be effected by designation of a beneficiary or beneficiaries in such manner as may be determined by the Committee in its sole discretion, or as may be effected by will or other testamentary disposition or by the laws of descent and distribution, any attempt to assign the Shares before they vest shall be of no effect.

8. Certain Corporate Transactions. In the event of certain corporate transactions, the Shares shall be subject to adjustment as provided in Section 18 of the Plan. In the event of a Change in Control, the Shares and this Grant Agreement shall be subject to the provisions of Section 19 of the Plan.

9. No Additional Rights. Neither the granting of the Shares nor their vesting shall (a) confer upon the Holder any right to continue in the employ of the Company, (b) interfere in any way with the rights of the Company or a Subsidiary to terminate such employment at any time for any reason, with or without Cause, or (c) interfere with the right of the Company or a Subsidiary to undertake any lawful corporate action. The Holder acknowledges that he or she is an “employee at will.” The provisions of this Section 10 are subject to the terms of any employment agreement between the Holder and the Company (or a Subsidiary).

10. Compliance with Plan. The Shares and this Grant Agreement are subject to, and the Company and the Holder agree to be bound by, all of the terms and conditions of the Plan as it shall be amended from time to time, which are incorporated herein by reference. No amendment to the Plan shall adversely affect the Shares or this Grant Agreement without the consent of the Holder. In the case of a conflict between the terms of the Plan and this Grant Agreement, the terms of the Plan shall govern.

11. Governing Law. The interpretation, performance and enforcement of this Option shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

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